SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     ) *

MaxPoint Interactive, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

57777M 10 2

(CUSIP Number)

December 31, 2015

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 57777M 10 2

1.	Names of Reporting Persons Trinity Ventures X, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power Not applicable.
	6.	Shared Voting Power 6,149,575 shares of Common Stock (2)
	7.	Sole Dispositive Power Not applicable.
	8.	Shared Dispositive Power 6,149,575 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,149,575 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 23.6% (3)
12.	Type of Reporting Person (see instructions) PN

(1)	This Statement on Schedule 13G is filed by Trinity TVL X, LLC (“Trinity TVL X”), TVL Management Corporation (“TVL Management”), Trinity Ventures X, L.P. (“Trinity X”), Trinity X Entrepreneurs’ Fund, L.P. (“TEF X”), Trinity X Side-By-Side Fund, L.P. (“Trinity SBS X”), Lawrence K. Orr (“Orr”), Noel J. Fenton (“Fenton”), Fred Wang (“Wang”), Augustus O. Tai (“Tai”), Ajay Chopra (“Chopra”), Karan Mehandru (“Mehandru”), Dan Scholnick (“Scholnick”), Patricia E. Nakache (“Nakache”) and Nina C. Labatt (“Labatt”) (“Labatt,” and collectively with Trinity TVL X, TVL Management, Trinity X, TEF X, Trinity SBS X, Orr, Fenton, Wang, Tai, Chopra, Mehandru, Scholnick and Nakache referred to herein as, the “Reporting Persons”). Trinity TVL X serves as the sole General Partner of Trinity X, TEF X and Trinity SBS X. As such, Trinity TVL X possesses power to direct the voting and disposition of the shares owned by Trinity X, TEF X and Trinity SBS X and may be deemed to have indirect beneficial ownership of the shares held by Trinity X, TEF X and Trinity SBS X. Orr, Fenton, Wang, Tai, Chopra, Mehandru, Scholnick, Nakache and Labatt serve as Officers of TVL Management and Orr, Fenton, Wang, Tai, Chopra, Mehandru, Scholnick, Nakache, Labatt and TVL Management are Management Members of Trinity TVL X. As such, Orr, Fenton, Wang, Tai, Chopra, Mehandru, Scholnick, Nakache and Labatt share power to direct the voting and disposition of the shares owned by Trinity X, TEF X and Trinity SBS X and may be deemed to have indirect beneficial ownership of the shares held by Trinity X, TEF X and Trinity SBS X. Trinity TVL X, Orr, Fenton, Wang, Tai, Chopra, Mehandru, Scholnick, Nakache, Labatt and TVL Management own no securities of the Issuer directly. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 6,149,575 shares of Common Stock beneficially owned by the Reporting Persons represent (i) 6,055,851 shares of Common Stock held directly by Trinity X, (ii) 59,006 shares of Common Stock held directly by TEF X and (iii) 34,718 shares of Common Stock held directly by Trinity SBS X.
(3)	The percentage is based on 26,100,302 shares of Common Stock reported to be outstanding as of November 2, 2015 in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission on November 13, 2015.

CUSIP No. 57777M 10 2

1.	Names of Reporting Persons Trinity X Entrepreneurs’ Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power Not applicable.
	6.	Shared Voting Power 6,149,575 shares of Common Stock (2)
	7.	Sole Dispositive Power Not applicable.
	8.	Shared Dispositive Power 6,149,575 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,149,575 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 23.6%(3)
12.	Type of Reporting Person (see instructions) PN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 6,149,575 shares of Common Stock beneficially owned by the Reporting Persons represent (i) 6,055,851 shares of Common Stock held directly by Trinity X, (ii) 59,006 shares of Common Stock held directly by TEF X and (iii) 34,718 shares of Common Stock held directly by Trinity SBS X.
(3)	The percentage is based on 26,100,302 shares of Common Stock reported to be outstanding as of November 2, 2015 in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission on November 13, 2015.

CUSIP No. 57777M 10 2

1.	Names of Reporting Persons Trinity X Side-By-Side Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power Not applicable.
	6.	Shared Voting Power 6,149,575 shares of Common Stock (2)
	7.	Sole Dispositive Power Not applicable.
	8.	Shared Dispositive Power 6,149,575 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,149,575 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 23.6% (3)
12.	Type of Reporting Person (see instructions) PN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 6,149,575 shares of Common Stock beneficially owned by the Reporting Persons represent (i) 6,055,851 shares of Common Stock held directly by Trinity X, (ii) 59,006 shares of Common Stock held directly by TEF X and (iii) 34,718 shares of Common Stock held directly by Trinity SBS X.
(3)	The percentage is based on 26,100,302 shares of Common Stock reported to be outstanding as of November 2, 2015 in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission on November 13, 2015.

CUSIP No. 57777M 10 2

1.	Names of Reporting Persons Trinity TVL X, LLC
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power Not applicable.
	6.	Shared Voting Power 6,149,575 shares of Common Stock (2)
	7.	Sole Dispositive Power Not applicable.
	8.	Shared Dispositive Power 6,149,575 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,149,575 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 23.6%
12.	Type of Reporting Person (see instructions) OO

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 6,149,575 shares of Common Stock beneficially owned by the Reporting Persons represent (i) 6,055,851 shares of Common Stock held directly by Trinity X, (ii) 59,006 shares of Common Stock held directly by TEF X and (iii) 34,718 shares of Common Stock held directly by Trinity SBS X.
(3)	The percentage is based on 26,100,302 shares of Common Stock reported to be outstanding as of November 2, 2015 in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission on November 13, 2015.

CUSIP No. 57777M 10 2

1.	Names of Reporting Persons Lawrence K. Orr
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power Not applicable.
	6.	Shared Voting Power 6,149,575 shares of Common Stock (2)
	7.	Sole Dispositive Power Not applicable.
	8.	Shared Dispositive Power 6,149,575 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,149,575 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 23.6%
12.	Type of Reporting Person (see instructions) IN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 6,149,575 shares of Common Stock beneficially owned by the Reporting Persons represent (i) 6,055,851 shares of Common Stock held directly by Trinity X, (ii) 59,006 shares of Common Stock held directly by TEF X and (iii) 34,718 shares of Common Stock held directly by Trinity SBS X.
(3)	The percentage is based on 26,100,302 shares of Common Stock reported to be outstanding as of November 2, 2015 in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission on November 13, 2015.

CUSIP No. 57777M 10 2

1.	Names of Reporting Persons Noel J. Fenton
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power Not applicable.
	6.	Shared Voting Power 6,149,575 shares of Common Stock (2)
	7.	Sole Dispositive Power Not applicable.
	8.	Shared Dispositive Power 6,149,575 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,149,575 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 23.6%
12.	Type of Reporting Person (see instructions) IN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 6,149,575 shares of Common Stock beneficially owned by the Reporting Persons represent (i) 6,055,851 shares of Common Stock held directly by Trinity X, (ii) 59,006 shares of Common Stock held directly by TEF X and (iii) 34,718 shares of Common Stock held directly by Trinity SBS X.
(3)	The percentage is based on 26,100,302 shares of Common Stock reported to be outstanding as of November 2, 2015 in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission on November 13, 2015.

CUSIP No. 57777M 10 2

1.	Names of Reporting Persons Augustus O. Tai
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power Not applicable.
	6.	Shared Voting Power 6,149,575 shares of Common Stock (2)
	7.	Sole Dispositive Power Not applicable.
	8.	Shared Dispositive Power 6,149,575 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,149,575 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 23.6%
12.	Type of Reporting Person (see instructions) IN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 6,149,575 shares of Common Stock beneficially owned by the Reporting Persons represent (i) 6,055,851 shares of Common Stock held directly by Trinity X, (ii) 59,006 shares of Common Stock held directly by TEF X and (iii) 34,718 shares of Common Stock held directly by Trinity SBS X.
(3)	The percentage is based on 26,100,302 shares of Common Stock reported to be outstanding as of November 2, 2015 in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission on November 13, 2015.

CUSIP No. 57777M 10 2

1.	Names of Reporting Persons Fred Wang
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power Not applicable.
	6.	Shared Voting Power 6,149,575 shares of Common Stock (2)
	7.	Sole Dispositive Power Not applicable.
	8.	Shared Dispositive Power 6,149,575 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,149,575 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 23.6%
12.	Type of Reporting Person (see instructions) IN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 6,149,575 shares of Common Stock beneficially owned by the Reporting Persons represent (i) 6,055,851 shares of Common Stock held directly by Trinity X, (ii) 59,006 shares of Common Stock held directly by TEF X and (iii) 34,718 shares of Common Stock held directly by Trinity SBS X.
(3)	The percentage is based on 26,100,302 shares of Common Stock reported to be outstanding as of November 2, 2015 in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission on November 13, 2015.

CUSIP No. 57777M 10 2

1.	Names of Reporting Persons Patricia Nakache
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power Not applicable.
	6.	Shared Voting Power 6,149,575 shares of Common Stock (2)
	7.	Sole Dispositive Power Not applicable.
	8.	Shared Dispositive Power 6,149,575 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,149,575 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 23.6%
12.	Type of Reporting Person (see instructions) IN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 6,149,575 shares of Common Stock beneficially owned by the Reporting Persons represent (i) 6,055,851 shares of Common Stock held directly by Trinity X, (ii) 59,006 shares of Common Stock held directly by TEF X and (iii) 34,718 shares of Common Stock held directly by Trinity SBS X.
(3)	The percentage is based on 26,100,302 shares of Common Stock reported to be outstanding as of November 2, 2015 in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission on November 13, 2015.

CUSIP No. 57777M 10 2

1.	Names of Reporting Persons Ajay Chopra
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power Not applicable.
	6.	Shared Voting Power 6,149,575 shares of Common Stock (2)
	7.	Sole Dispositive Power Not applicable.
	8.	Shared Dispositive Power 6,149,575 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,149,575 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 23.6%
12.	Type of Reporting Person (see instructions) IN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 6,149,575 shares of Common Stock beneficially owned by the Reporting Persons represent (i) 6,055,851 shares of Common Stock held directly by Trinity X, (ii) 59,006 shares of Common Stock held directly by TEF X and (iii) 34,718 shares of Common Stock held directly by Trinity SBS X.
(3)	The percentage is based on 26,100,302 shares of Common Stock reported to be outstanding as of November 2, 2015 in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission on November 13, 2015.

CUSIP No. 57777M 10 2

1.	Names of Reporting Persons TVL Management Corporation
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization California
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power Not applicable.
	6.	Shared Voting Power 6,149,575 shares of Common Stock (2)
	7.	Sole Dispositive Power Not applicable.
	8.	Shared Dispositive Power 6,149,575 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,149,575 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 23.6%
12.	Type of Reporting Person (see instructions) CO

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 6,149,575 shares of Common Stock beneficially owned by the Reporting Persons represent (i) 6,055,851 shares of Common Stock held directly by Trinity X, (ii) 59,006 shares of Common Stock held directly by TEF X and (iii) 34,718 shares of Common Stock held directly by Trinity SBS X.
(3)	The percentage is based on 26,100,302 shares of Common Stock reported to be outstanding as of November 2, 2015 in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission on November 13, 2015.

CUSIP No. 57777M 10 2

1.	Names of Reporting Persons Daniel Scholnick
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power Not applicable.
	6.	Shared Voting Power 6,149,575 shares of Common Stock (2)
	7.	Sole Dispositive Power Not applicable.
	8.	Shared Dispositive Power 6,149,575 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 23.6%
12.	Type of Reporting Person (see instructions) IN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 6,149,575 shares of Common Stock beneficially owned by the Reporting Persons represent (i) 6,055,851 shares of Common Stock held directly by Trinity X, (ii) 59,006 shares of Common Stock held directly by TEF X and (iii) 34,718 shares of Common Stock held directly by Trinity SBS X.
(3)	The percentage is based on 26,100,302 shares of Common Stock reported to be outstanding as of November 2, 2015 in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission on November 13, 2015.

CUSIP No. 57777M 10 2

1.	Names of Reporting Persons Karan Mehandru
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Canada
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power Not applicable.
	6.	Shared Voting Power 6,149,575 shares of Common Stock (2)
	7.	Sole Dispositive Power Not applicable.
	8.	Shared Dispositive Power 6,149,575 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,149,575 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 23.6%
12.	Type of Reporting Person (see instructions) IN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 6,149,575 shares of Common Stock beneficially owned by the Reporting Persons represent (i) 6,055,851 shares of Common Stock held directly by Trinity X, (ii) 59,006 shares of Common Stock held directly by TEF X and (iii) 34,718 shares of Common Stock held directly by Trinity SBS X.
(3)	The percentage is based on 26,100,302 shares of Common Stock reported to be outstanding as of November 2, 2015 in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission on November 13, 2015.

CUSIP No. 57777M 10 2

1.	Names of Reporting Persons Nina C. Labatt
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power Not applicable.
	6.	Shared Voting Power 6,149,575 shares of Common Stock (2)
	7.	Sole Dispositive Power Not applicable.
	8.	Shared Dispositive Power 6,149,575 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,149,575 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 23.6%
12.	Type of Reporting Person (see instructions) IN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 6,149,575 shares of Common Stock beneficially owned by the Reporting Persons represent (i) 6,055,851 shares of Common Stock held directly by Trinity X, (ii) 59,006 shares of Common Stock held directly by TEF X and (iii) 34,718 shares of Common Stock held directly by Trinity SBS X.
(3)	The percentage is based on 26,100,302 shares of Common Stock reported to be outstanding as of November 2, 2015 in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission on November 13, 2015.

Item 1(a).	Name of Issuer: MaxPoint Interactive, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices: 3020 Carrington Mill Blvd., Suite 300, Morrisville, North Carolina 27560

Item 2(a).

Name of Person Filing:

(i)               Trinity Ventures X, L.P.

(ii)             Trinity X Entrepreneurs’ Fund, L.P.

(iii)            Trinity X Side-By-Side Fund, L.P.

(iv)            Trinity TVL X, LLC

(v)             Lawrence K. Orr

(vi)            Noel J. Fenton

(vii)           Augustus O. Tai

(viii)         Fred Wang

(ix)            Patricia Nakache

(x)             Ajay Chopra

(xi)            Daniel Scholnick

(xii)           Karan Mehandru

(xiii)         Nina C. Labatt

(xiv)          TVL Management Corporation

Item 2(b).	Address of Principal Business Office or, if none, Residence: The address and principal business office of the Reporting Person is: 2480 Sand Hill Road, Suite 200 Menlo Park, California 94025

Item 2(c).

Citizenship:

Trinity Ventures X, L.P.

Trinity X Entrepreneurs’ Fund, L.P.

Trinity X Side-By-Side Fund, L.P.

Trinity TVL X, LLC

TVL Management Corporation

Lawrence K. Orr

Noel J. Fenton

Augustus O. Tai

Fred Wang

Patricia Nakache

Ajay Chopra

Daniel Scholnick

Nina C. Labatt

Karan Mehandru

Delaware limited partnership

Delaware limited partnership

Delaware limited partnership

Delaware limited liability company

California corporation

United States citizen

United States citizen

United States citizen

United States citizen

United States citizen

United States citizen

United States citizen

United States citizen

Canadian citizen

Item 2(d).	Title of Class of Securities: Common Stock

Item 2(e).	CUSIP Number: 57777M 10 2

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership

The following information with respect to the beneficial ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2015:

Reporting Persons	Shares Held Directly (1)	Sole Voting Power (1)	Shared Voting Power (2)	Sole Dispositive Power (1)	Shared Dispositive Power (2)	Beneficial Ownership(2)	Percentage of Class (1, 3)
Trinity X	6,055,851	0	6,149,575	0	6,149,575	6,149,575	23.6%
TEF X	59,006	0	6,149,575	0	6,149,575	6,149,575	23.6%
Trinity SBS X	34,718	0	6,149,575	0	6,149,575	6,149,575	23.6%
Trinity TVL X (2)	0	0	6,149,575	0	6,149,575	6,149,575	23.6%
TVL Management (2)	0	0	6,149,575	0	6,149,575	6,149,575	23.6%
Orr (2)	0	0	6,149,575	0	6,149,575	6,149,575	23.6%
Fenton (2)	0	0	6,149,575	0	6,149,575	6,149,575	23.6%
Wang (2)	0	0	6,149,575	0	6,149,575	6,149,575	23.6%
Tai (2)	0	0	6,149,575	0	6,149,575	6,149,575	23.6%
Nakache (2)	0	0	6,149,575	0	6,149,575	6,149,575	23.6%
Chopra (2)	0	0	6,149,575	0	6,149,575	6,149,575	23.6%
Scholnick	0	0	6,149,575	0	6,149,575	6,149,575	23.6%
Labatt	0	0	6,149,575	0	6,149,575	6,149,575	23.6%
Mehandru	0	0	6,149,575	0	6,149,575	6,149,575	23.6%

(1)	Represents shares of Common Stock of the Issuer held directly by the Reporting Person.
(2)	The shares are held directly by Trinity X, TEF X and Trinity SBS X. Trinity TVL X serves as the sole General Partner of Trinity X, TEF X and Trinity SBS X. As such, Trinity TVL X possesses power to direct the voting and disposition of the shares owned by Trinity X, TEF X and Trinity SBS X and may be deemed to have indirect beneficial ownership of the shares held by Trinity X, TEF X and Trinity SBS X. Orr, Fenton, Wang, Tai, Chopra, Mehandru, Scholnick, Nakache and Labatt serve as Officers of TVL Management and Orr, Fenton, Wang, Tai, Chopra, Mehandru, Scholnick, Nakache, Labatt and TVL Management are Management Members of Trinity TVL X. As such, Orr, Fenton, Wang, Tai, Chopra, Mehandru, Scholnick, Nakache and Labatt share power to direct the voting and disposition of the shares owned by Trinity X, TEF X and Trinity SBS X and may be deemed to have indirect beneficial ownership of the shares held by Trinity X, TEF X and Trinity SBS X. Trinity TVL X, Orr, Fenton, Wang, Tai, Chopra, Mehandru, Scholnick, Nakache, Labatt and TVL Management own no securities of the Issuer directly.
(3)	The percentage is based on 26,100,302 shares of Common Stock reported to be outstanding as of November 2, 2015 in the Issuer’s Form 10-Q as filed with the Securities and Exchange Commission on November 13, 2015.

Item 5.	Ownership of 5 Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following  ☐.

Item 6.	Ownership of More than 5 Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of a Group

Not applicable.

Item 10.	Certification

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 9, 2016

TRINITY VENTURES X, L.P.
TRINITY X SIDE-BY-SIDE FUND, L.P.
TRINITY X ENTREPRENEURS’ FUND, L.P.
Delaware Limited Partnerships

By:	TRINITY TVL X, LLC,
A Delaware limited liability company
Their General Partner

By:	/s/ Nina C. Labatt
Title:	Management Member

TRINITY TVL X, LLC,
A Delaware limited liability company

By:	/s/ Nina C. Labatt
Title:	Management Member

TVL MANAGEMENT CORPORATION
A California corporation

By:	/s/ Nina C. Labatt
Title:	Director

/s/ Lawrence K. Orr
Lawrence K. Orr

/s/ Noel J. Fenton
Noel J. Fenton

/s/ Augustus O. Tai
Augustus O. Tai

/s/ Fred Wang
Fred Wang

/s/ Patricia Nakache
Patricia Nakache

/s/ Ajay Chopra
Ajay Chopra

/s/ Daniel Scholnick
Daniel Scholnick

/s/ Karan Mehandru
Karan Mehandru

/s/ Nina C. Labatt
Nina C. Labatt

Exhibit 1: Joint Filing Statement